UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2009

IMAGE ENTERTAINMENT, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-11071	84-0685613
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20525 Nordhoff Street, Suite 200, Chatsworth, California	91311
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 407-9100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Securities Purchase Agreement
On December 21, 2009, Image Entertainment, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “SPA”) with JH Partners, LLC, as the investor representative (the “Investor Representative”), and JH Investment Partners Evergreen Fund, L.P. (“JH Investment Evergreen”), JH Investment Partners III, L.P. (“JH Investment III”) and JH Investment Partners GP Fund III, LLC (“JH Investment GP Fund” and together with JH Investment Evergreen and JH Investment III, the “Investors”).
Pursuant to the SPA, the Company agreed to sell 22,000 shares of a newly authorized series of the Company’s capital stock entitled Series B Cumulative Preferred Stock, par value $0.0001 per share (the “Series B Preferred”), and 196,702 shares of a newly authorized series of the Company’s capital stock entitled Series C Junior Participating Preferred Stock, par value $0.0001 per share (the “Series C Preferred”), for an aggregate purchase price of $22.0 million. The 22,000 shares of Series B Preferred and the 196,702 shares of Series C Preferred are hereinafter collectively referred to as the “Initial Closing Preferred Shares.” The sale and issuance of the Initial Closing Preferred Shares is scheduled to occur on January 8, 2010 or such later date as agreed by the Company and the Investors (the “Initial Closing Date”). The Company has agreed to use the net proceeds from the sale of the Initial Closing Preferred Shares for the repayment of outstanding indebtedness, other outstanding liabilities and general working capital.
Pursuant to the SPA, the Company also granted the Investors the right (the “Purchase Right”) to purchase up to an additional 8,000 shares of Series B Preferred and 71,528 shares of Series C Preferred for an aggregate purchase price of $8.0 million. The 8,000 shares of Series B Preferred and the 71,528 shares of Series C Preferred are hereinafter collectively referred to as the “Additional Preferred Shares.” The Purchase Right will be evenly divided into two tranches, each consisting of 4,000 shares of Series B Preferred and 35,764 shares of Series C Preferred. At any time during the period commencing on the Initial Closing Date and ending at 5:00 p.m. (PST) on the date that is 120 days after the Initial Closing Date, the Investors may exercise the first tranche in whole or in part and in one or more instances. At any time during the period commencing on the Initial Closing Date and ending at 5:00 p.m. (PST) on the date that is 360 days after the Initial Closing Date, the Investors may exercise the second tranche in whole or in part and in one or more instances. The decision to exercise the Purchase Right for either or both tranches will be made by the Investors in their sole discretion and the Investors are not required to exercise the Purchase Right. The net proceeds from the sale of any Additional Preferred Shares may only be used by the Company to (i) acquire rights to additional audio and video entertainment programming, (ii) repay any over-advance under the Company’s Loan and Security Agreement, as amended (the “Loan Agreement”), with Wachovia Capital Finance Corporation (Western), as agent for the lenders (“Wachovia”), and the other lenders thereto or (iii) repay accounts payable incurred by the Company in the ordinary course of business.
Consummation of the sale of the Initial Closing Preferred Shares and the Additional Preferred Shares is subject to the satisfaction or waiver of customary closing conditions. For purposes of the closing of the sale of the Initial Closing Preferred Shares, the closing conditions include, among others:
•	the Company will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investor Representative and the Investors pursuant to which the Company will agree, among other things and subject to certain conditions, to register under the Securities Act of 1933, as amended (the “Securities Act”), shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable upon conversion of the Series C Preferred;

•	the Company will pay to the Investor Representative a transaction fee equal to $1.0 million (there are no such transaction fees for the sale of the Additional Preferred Shares);

•	the Company will reimburse the Investors for their reasonable documented out-of-pocket fees and expenses in an amount not to exceed $1.0 million incurred on or before the Initial Closing Date in connection with the execution of the SPA and the Registration Rights Agreement and the purchase by the Investors of the shares pursuant to the SPA (there is no such reimbursement requirement for the sale of the Additional Preferred Shares);

•	the Company’s board of directors (the “Board”) will appoint Messrs. Michael John and Patrick Collins and two other persons nominated by the Investors to the Board effective as of the Initial Closing Date, which individuals will represent at least a majority of the Board immediately following the Initial Closing Date, and all but one of the current members of the Board will resign; and

•	the Company will obtain the consent of Wachovia to the transactions contemplated by the SPA.
The Company made customary representations, warranties and covenants in the SPA, including:
•	agreeing to use its reasonable best efforts to call and hold as promptly as reasonably practicable following the Initial Closing Date a stockholder meeting (the “Stockholder Meeting”) to obtain the affirmative vote of the Company’s stockholders to approve an amendment to the Company’s certificate of incorporation to, among other things, increase the number of authorized shares of the Common Stock so as to permit the conversion of the Series C Preferred shares sold pursuant to the SPA (the “Stockholder Approvals”);

•	agreeing to prepare and file with the Securities and Exchange Commission (“SEC”) as promptly as reasonably practicable following the Initial Closing Date (and in any event within 60 days of the Initial Closing Date) a proxy statement to be sent to the Company’s stockholders in connection with the Stockholder Meeting;

•	agreeing to use its reasonable best efforts to obtain the Stockholder Approvals at the next occurring annual meeting of the stockholders of the Company if the Stockholder Approvals are not obtained at the Stockholder Meeting;

•	agreeing to indemnify the individuals that were directors or officers of the Company or its subsidiaries at any time prior to the Initial Closing Date to the fullest extent permitted by law and the Company’s certificate of incorporation and bylaws (as in effect on the date of the SPA) and to maintain the current directors and officers liability insurance policies and fiduciary liability insurance for at least six years after the Initial Closing Date;

•	agreeing not to, until the earlier of January 8, 2010 or the Initial Closing Date, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal (as defined in the SPA) or the making of any inquiry, offer or proposal that could reasonably be expected to lead to any Acquisition Proposal;

•	except in specific circumstances relating to an unsolicited bona fide written Acquisition Proposal after the date of the SPA and prior to the Initial Closing Date that constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined in the SPA), agreeing not to, until the earlier of January 8, 2010 or the Initial Closing Date:
•	conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company to, afford access to the business, properties, assets, books or records of the Company to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that has expressed an intent to make, or has made, any Acquisition Proposal;

•	approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the Delaware General Corporation Law;

•	except for the Amendment (as defined below), amend the Company’s Rights Agreement, dated as of October 31, 2005 and as amended from time to time (the “Rights Agreement”), redeem the preferred stock purchase rights (the “Rights”) issued pursuant to the Rights Agreement or take any action with respect to, or make any determination under, the Rights Agreement;

•	enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the SPA or breach its obligations thereunder; or

•	resolve, propose or agree to do any of the foregoing.
•	agreeing to cease immediately and cause to be terminated, and not authorize or knowingly permit any of its representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date of the SPA with respect to any Acquisition Proposal; and

•	agreeing that the Board and any committee thereof will not, except in specific circumstances, at any time prior to the Initial Closing Date following receipt of and on account of a Superior Proposal:
•	approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal or Superior Proposal;

•	fail to recommend against acceptance of any tender offer or exchange offer for the Common Stock within ten business days after the commencement of such offer; or

•	resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation”).
The Investors made customary representations, warranties and covenants in the SPA, including agreeing to provide to the lenders under the Loan Agreement credit support in an amount up to $5.0 million to induce the lenders to increase availability under the line of credit contemplated by the Loan Agreement until a new facility that is currently being negotiated can be documented and funded.
The Company agreed to indemnify and hold harmless, or to contribute if indemnification is unenforceable, the Investors and each of their respective officers, directors, employees and affiliates from and against any and all liabilities relating to or arising out of the inaccuracy of the Company representations and warranties, a breach of the Company’s agreements or covenants or any action, suit, claim, proceeding or investigation by any person (other than the Company) relating to the SPA.
The SPA may be terminated: (a) by mutual written agreement of the Company and the Investors; (b) by either the Company or the Investors, if (1) the purchase of the Initial Closing Preferred Shares (the “Investment”) has not been consummated on or before January 8, 2010 (subject to possible extension) or (2) any governmental authority has taken any final and nonappealable action permanently prohibiting the consummation of the Investment or if any applicable law is adopted that makes consummation of the Investment illegal or otherwise prohibited; (c) by the Investors: (1) if an Adverse Recommendation has occurred, (2) if the Company has entered into, or publicly announced its intention to enter into, a contract relating to any Acquisition Proposal, (3) if the Company or any of its representatives has willfully and materially breached any of its obligations related to Acquisition Proposals and Adverse Recommendations or (4) subject to certain cure periods, upon (A) a material breach of any covenant or agreement by the Company or (B) the inaccuracy of any representation or warranty of the Company; (d) by the Company (1) if the Board authorizes the Company, in compliance with the terms of the SPA, to enter into a binding definitive agreement in respect of a Superior Proposal with a third party or (2) subject to certain cure periods, upon (A) a material breach of any covenant or agreement by the Investors or (B) the material inaccuracy of any of the representations and warranties of the Investors; or (e) by the Investors on or before the close of business on December 24, 2009 if the Company and the Investors have not achieved by such date a reduction in obligations to the Company’s creditors that is satisfactory to the Investors in their sole discretion.

If the SPA is terminated pursuant to clauses (c)(1), (2) or (3) above, then the Company must pay to the Investors a termination fee in an amount equal to $1.0 million (the “Termination Fee”). If the SPA is terminated pursuant to clause (d)(1) above, then the Company must pay to the Investors the Termination Fee at or prior to the termination. If the SPA is terminated pursuant to clauses (c)(1), (2) or (3) or (d)(1) above, the Company must also pay all of the Investors’ documented reasonable out-of-pocket fees and expenses in an amount not to exceed $1.0 million actually incurred by the Investor and its affiliates on or prior to the termination of the SPA in connection with the transactions contemplated by the SPA.
The foregoing description of the SPA does not purport to be complete and is qualified in its entirety by reference to the SPA, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
Cautionary Statements Regarding the SPA
The SPA is being filed as an exhibit to this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual or disclosure information about the Company, the Investor Representative, the Investors or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the SPA were made only for purposes of that agreement and as of the specific dates set forth therein, except as noted therein, were solely for the benefit of the parties to the SPA, and may be subject to limitation agreed upon by the contracting parties, including being qualified by confidential disclosures, made for the purposes of allocating contractual risk between the parties to the SPA rather than establishing these matters as facts, which disclosures are not necessarily reflected in the SPA, and also may be subject to standards of materiality deemed relevant to the contracting parties but that differ from those matters that may be deemed material to investors. Investors are not third party beneficiaries under the SPA and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, the Investor Representative or the Investors or any of their respective subsidiaries or affiliates. In addition, the respective compliance dates for any such representations, warranties and covenants vary, and thus any individual term or condition may not be relevant at any particular time. Moreover, information concerning the subject matter of the representation and warranties may change after the date of the SPA, which subsequent information may or may not be fully reflected in the Company’s public disclosure. Additional information about the Company may be found in the Company’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.
Terms of the Series B Preferred
The rights, preferences and privileges of the Series B Preferred are set forth in a form of Certificate of Designations of Series B Preferred Stock, par value $0.0001 per share, of the Company (the “Series B Certificate of Designation”) that, assuming all closing conditions have been satisfied or waived, will be filed with the Secretary of State of the State of Delaware on or before the Initial Closing Date.
The Board authorized 30,000 shares of Series B Preferred pursuant to the Series B Certificate of Designation. Shares redeemed, purchased or otherwise acquired by the Company will revert to authorized but unissued shares of Series B Preferred. The Series B Preferred is perpetual.
The Series B Preferred bears a cumulative compounding dividend equal to 12% per annum of the liquidation preference of $1,000 per share (subject to adjustment upon any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred) (the “Dividend Rate”). Dividends will accrue automatically on a daily basis whether or not declared by the Board, but will be payable in cash only when, and if, declared by the Board. Accrued dividends will be compounded quarterly with the effect that an additional dividend will accrue on each share of Series B Preferred at the Dividend Rate on the amount so compounded until such amount is actually paid. If not declared and paid earlier, such dividends will be paid upon liquidation. So long as any shares of Series B Preferred are outstanding and until all dividends on the Series B Preferred have been paid or declared and set aside for payment, the Company will be prohibited from (i) declaring or paying any dividend (whether in cash or property) and from making any other distribution on any shares of the Company’s preferred stock or Common Stock and (ii) subject to certain exceptions, purchasing, redeeming or otherwise acquiring for value any shares of the Company’s preferred stock or Common Stock.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, each share of Series B Preferred will be entitled to receive out of assets of the Company or proceeds thereof available for distribution to stockholders, after satisfaction of all liabilities and obligations to creditors and before any distribution is made to or set aside for the holders of Common Stock or any capital stock that ranks junior to the Series B Preferred, an amount equal to the sum of (i) $1,000 per share (subject to adjustment upon any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred) (the “Liquidation Preference”) and (ii) an amount equal to all accrued but unpaid dividends thereon. In the event of any merger of the Company with or into another person or of any person with or into the Company, any sale, transfer, lease or conveyance to another person of the all or substantially all of the Company property or any statutory share exchange of the Company with another person, each share of Series B Preferred will be entitled to receive an amount in cash equal to the sum of (y) the Liquidation Preference and (z) the amount per share equal to accrued but unpaid dividends. Certain internal reorganization transactions will not trigger the foregoing payment right.
Holders of Series B Preferred do not have any voting rights, including the right to elect directors, other than those rights required by law and limited voting rights with respect to matters affecting the rights and privileges of the Series B Preferred. The Series B Preferred is not redeemable by the Company or the Investors and is not convertible.
The foregoing description of the terms of the Series B Preferred is a summary and does not purport to be a complete description of all of the terms, and is qualified in its entirety by reference to the form of Series B Certificate of Designation, which is filed as Exhibit D to Exhibit 10.1 hereto and is incorporated herein by reference.
Terms of the Series C Preferred
The rights, preferences and privileges of the Series C Preferred are set forth in the form of Certificate of Designation of Series C Junior Participating Preferred Stock of the Company (the “Series C Certificate of Designation”) that, assuming all closing conditions have been satisfied or waived, will be filed with the Secretary of State of the State of Delaware on or before the Initial Closing Date.
The Board authorized 270,000 shares of Series C Preferred pursuant to the Series C Certificate of Designation. Any shares of Series C Preferred purchased or otherwise acquired by the Company will be retired and cancelled. The Series C Preferred will rank junior with respect to the payment of dividends and the distribution of assets to all series of any other class of the Company’s preferred stock.
Subject to the rights of holders of any shares of preferred stock ranking prior to the Series C Preferred, the Series C Preferred is entitled to receive, when declared by the Board out of funds legally available therefor, dividends in an amount per share equal to 1,000 times the aggregate per share amount of all cash and non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock) declared on the Common Stock. This amount will be adjusted if the Company declares or pays any dividend on the Common Stock in shares of Common Stock or effects a subdivision or combination or classification of the outstanding shares of Common Stock into a greater or lesser number of shares and an equivalent dividend is not declared on the Series C Preferred or the Series C Preferred is not similarly subdivided or combined.
Until all declared and unpaid dividends and distributions on the Series C Preferred outstanding have been paid in full, the Company will be prohibited from (i) declaring or paying dividends or making any distributions on any shares of stock ranking junior or on a parity with the Series C Preferred (except dividends paid ratably on the shares of Series C Preferred and all such parity stock), (ii) subject to certain exceptions, redeeming, purchasing or otherwise acquiring for consideration any shares of any of the Company’s stock ranking junior to the Series C Preferred and (iii) subject to certain exceptions, redeeming, purchasing or otherwise acquiring for consideration any shares of, or any shares of stock ranking on a parity with, Series C Preferred. The Company’s subsidiaries are also prohibited from purchasing or otherwise acquiring for consideration any shares of the Company’s stock unless the Company could take such action under the terms of the Series C Certificate of Designation. In the event of any liquidation, dissolution or winding up of the Company, the Company will be prohibited, subject to certain exceptions, from making any distribution to holders of stock ranking junior to, or on parity with, the Series C Preferred.

If the Company enters into a consolidation, merger, combination or other transaction in which shares of the Common Stock are exchanged for or converted or changed into other stock or securities, cash or any other property, then each share of Series C Preferred will be similarly exchanged, converted or changed into an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash or other property into which each share of Common Stock is converted, changed or exchanged (subject to adjustment upon the occurrence of the same events set forth above for adjustments to the dividend amount to which holders are entitled).
The Series C Preferred votes together as one class with the Common Stock (except as provided by law or the Company’s certificate of incorporation), and entitles the holder to 1,000 votes for each share held (subject to adjustment upon the occurrence of the same events set forth above for adjustments to the dividend amount to which holders are entitled), on all matters submitted to a vote of stockholders. The Series C Preferred is not redeemable.
The Series C Preferred is convertible, at the holder’s option, into shares of Common Stock at a ratio of 1,000 shares of Common Stock for each share of Series C Preferred (subject to adjustment). Unless the conversion ratio is adjusted, the conversion of the initial 196,702 shares of Series C Preferred would result in the issuance of 196,702,000 shares of Common Stock and the conversion of all of the additional 71,528 shares of Series C Preferred would result in the issuance of 71,528,000 shares of Common Stock, for a total of 268,230,000 shares of Common Stock. The Company will not any issue fractional shares of Common Stock upon conversion but will instead pay the holder the fair market value of the fractional share. If at any time a holder of Series C Preferred seeks to convert shares of Series C Preferred and the Company does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion, the Company must promptly (i) take all action within its control to cause a sufficient number of additional shares to be authorized and (ii) issue to the holder all of the shares of Common Stock that are available to effect such conversion. The number of shares of Series C Preferred sought to be converted that exceeds the amount that is then convertible into available shares of Common Stock will not be convertible until the date additional shares are authorized to permit such conversion. The Series C Preferred will automatically convert into shares of the Common Stock when there are sufficient authorized but unissued shares of Common Stock to effect the conversion in full of the Series C Preferred Stock after taking into account shares reserved for issuance upon exercise of outstanding rights, warrants and options and upon conversion of outstanding convertible securities. As of December 21, 2009, the Company did not have sufficient authorized but unissued shares of Common Stock available to effect the conversion in full of the Series C Preferred Stock to be issued on the Initial Closing Date or upon the Investor’s exercise of the Purchase Right.
Based on shares of Common Stock outstanding as of November 30, 2009, the issuance of the initial 196,702 shares of Series C Preferred will result in the holders of those shares holding 90% of the voting power of the Company’s outstanding capital stock. If the Company issues all of the additional 71,528 shares of Series C Preferred, the holders of Series C Preferred will hold approximately 92.5% of the voting power of the Company’s outstanding capital stock.
The foregoing description of the terms of the Series C Preferred is a summary and does not purport to be a complete description of all of the terms, and is qualified in its entirety by reference to the form of Series C Certificate of Designation, which is filed as Exhibit E to Exhibit 10.1 hereto and is incorporated herein by reference.
Amendment to Rights Agreement
Immediately prior to the execution of the SPA on December 21, 2009, the Company and Computershare Trust Company, N.A., as rights agent under the Rights Agreement, entered into Amendment No. 5 to Rights Agreement (the “Amendment”), which provides that neither the execution, delivery nor performance of the SPA or the Registration Rights Agreement will trigger certain provisions of the Rights Agreement.
In particular, the Amendment provides the following: (i) none of the Investors, the Investor Representative, nor any of their respective affiliates or associates, will be deemed to be an Acquiring Person (as defined in the Rights Agreement), (ii) none of a Section 11(a)(ii) Event, a Section 13 Event, a Triggering Event, a Distribution Date, nor a Share Acquisition Date (each as defined in the Rights Agreement) shall be deemed to have occurred, and (iii) no holder of any Rights are entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of the Rights Agreement, in any such case by reason of (a) the announcement of the SPA, (b) the approval, execution or delivery of the SPA, the Registration Rights Agreement or any amendments thereto, or (c) the commencement or, the consummation of, any of the transactions contemplated by the Securities Purchase Agreement or the Registration Rights Agreement.

The Amendment also redefines the term “Expiration Date” to include the time immediately prior to the closing of the sale of the Initial Closing Preferred Shares and provides that the Rights Agreement will terminate and the Rights will expire immediately prior to the closing of the sale of the Initial Closing Preferred Shares. Accordingly, the holders of Rights will no longer hold Rights, or be entitled to the rights set forth in the Rights Agreement, upon the closing of the sale of the Initial Closing Preferred Shares.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K under the captions “Securities Purchase Agreement” and “Terms of the Series B Preferred” is incorporated into this Item 2.03 by reference.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On December 22, 2009, the Company notified The Nasdaq Stock Market (“Nasdaq”) that (i) the issuance of the Series B Preferred and Series C Preferred contemplated by the SPA will not be conducted in accordance with Nasdaq’s shareholder approval requirements set forth in Listing Rule 5635 and (ii) that during the period from November 19, 2009 to December 20, 2009 the Audit Committee of the Board did not consist of three members as required by Listing Rule 5605(c)(2)(A). As of the date of this report, the Company has not yet determined what, if any, actions or responses that it may take regarding the noncompliance with Listing Rule 5635. On December 20, 2009, the Board appointed a third, independent member to the Audit Committee of the Board thereby curing the noncompliance with Listing Rule 5605(c)(2)(A) in accordance with Listing Rule 5605(c)(4)(B).
On December 21, 2009, the Company requested a hearing before a Nasdaq Hearings Panel (the “Panel”) to appeal the delisting determination issued by the staff of the Nasdaq Stock Market Listing Qualifications Department on December 15, 2009. Accordingly, the delisting action has been stayed, pending a final written decision by the Panel. The Panel may not grant the Company’s request for continued listing and the Common Stock may not continue trading on Nasdaq.

Item 3.02.	Unregistered Sales of Equity Securities.
The information set forth in Item 1.01 of this Current Report on Form 8-K under the captions “Securities Purchase Agreement” and “Terms of the Series C Preferred” is incorporated into this Item 3.02 by reference.
The Initial Closing Preferred Shares and the Additional Preferred Shares will be offered and sold to the Investors, who are accredited investors, in an offering exempt from the Securities Act registration requirements under Section 4(2) of the Securities Act. As described above in Item 1.01 under the caption “Terms of the Series C Preferred,” the Series C Preferred are convertible into shares of Common Stock. The Company expects to issue the Common Stock upon conversion of the Series C Preferred in an offering exempt from the Securities Act registration requirements under Section 4(2) (because the holders of Series C Preferred are accredited investors) or Section 3(a)(9) of the Securities Act (because the conversion would involve an exchange by the Company with its existing security holders exclusively and no commission or other remuneration would be paid or given, directly or indirectly, for soliciting the exchange).

Item 3.03.	Material Modification to Rights of Security Holders.
The information set forth in Item 1.01 of this Current Report on Form 8-K under the caption “Amendment to Rights Agreement” is incorporated into this Item 3.03 by reference.

Item 8.01.	Other Events.
On December 21, 2009, the Company issued a press release announcing the SPA, which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.
This Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, the consummation of the transactions contemplated by the SPA and the ability of the Company’s common stock to continue to be listed on The Nasdaq Global Market.  These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe.”  All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors (some of which may be beyond the Company’s ability to control or predict) that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.  Such risks and uncertainties include, but are not limited to, (a) the occurrence of any event, change or other circumstances that could give rise to the termination of the SPA; (b) the outcome of any legal proceedings that have been or may be instituted against the Company and others following announcement of the SPA; (c) the inability to complete the transaction due to the failure to obtain the necessary approvals or otherwise satisfy the applicable closing conditions; (d) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; (e) the amount of the costs, fees, expenses and charges related to the transaction; (f) a decision by the Panel to not grant the Company’s request for continued listing; and (g) any further noncompliance with Nasdaq’s Listing Rules. For details and a discussion of other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, and the Company’s most recent Quarterly Reports on Form 10-Q.  Unless otherwise required by law, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Exhibit Description

4.1	Amendment No. 5 to Rights Agreement, dated as of December 21, 2009, between Image Entertainment, Inc. and Computershare Trust Company, N.A.

10.1	Securities Purchase Agreement, dated December 21, 2009, by and between Image Entertainment, Inc., JH Partners, LLC, as the Investor Representative, and JH Investment Partners Evergreen Fund, L.P., JH Investment Partners III, L.P. and JH Investment Partners GP Fund III, LLC.

99.1	Press Release dated December 21, 2009.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGE ENTERTAINMENT, INC.
Dated: December 22, 2009	By:	/s/ MICHAEL B. BAYER
Michael B. Bayer
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amendment No. 5 to Rights Agreement, dated as of December 21, 2009, between Image Entertainment, Inc. and Computershare Trust Company, N.A.

10.1	Securities Purchase Agreement, dated December 21, 2009, by and between Image Entertainment, Inc., JH Partners, LLC, as the Investor Representative, and JH Investment Partners Evergreen Fund, L.P., JH Investment Partners III, L.P. and JH Investment Partners GP Fund III, LLC.

99.1	Press release, dated December 21, 2009.